Exhibit 99.1

News Release

Verisk Welcomes Greg Hendrick to Its Board of Directors

JERSEY CITY, N.J., April 1, 2024 – Verisk (Nasdaq: VRSK), a leading global data analytics and technology provider, today announced that Greg Hendrick has been appointed independent director of the company’s Board of Directors effective immediately. Hendrick brings more than three decades of extensive insurance and reinsurance leadership experience.

“We’re thrilled to welcome Greg to the Board,” Verisk president and CEO Lee Shavel said. “Greg’s deep understanding of the insurance industry and its changing market dynamics will serve Verisk well as we continue to innovate on behalf of our clients and extend our role as a trusted partner to the global insurance industry.”

Hendrick, 58, is CEO of Vantage Group, which provides specialty insurance, reinsurance and insurance-linked securities products. Before that, he served as CEO of AXA XL, the P&C and specialty risk division of AXA. He spent 25 years serving in numerous leadership roles at XL Group companies, including chief executive of reinsurance and chief executive of insurance. Hendrick began his career at AIG.

Hendrick earned a Bachelor of Science in Mathematics from St. John’s University. He currently serves on the Board of Governors of St. John’s University and the Board of Overseers of the Greenberg School of Risk Management.

Bruce Hansen, chair of the Verisk Board of Directors, said, “We continue to add incredible talent and diverse perspectives to our Board. Greg’s profound industry and leadership experience will only accelerate the Board’s contributions to the company’s strategy and our commitment to delivering long-term shareholder value.”

About Verisk

Verisk (Nasdaq: VRSK) is a leading strategic data analytics and technology partner to the global insurance industry. It empowers clients to strengthen operating efficiency, improve underwriting and claims outcomes, combat fraud and make informed decisions about global risks, including climate change, extreme events, ESG and political issues. Through advanced data analytics, software, scientific research and deep industry knowledge, Verisk helps build global resilience for individuals, communities and businesses. With teams across more than 20 countries, Verisk consistently earns certification by Great Place to Work and fosters an inclusive culture where all team members feel they belong. For more, visit Verisk.com and the Verisk Newsroom.

Contacts:

Investor Relations

Stacey Brodbar

Investor Relations

Verisk

201-469-4327

IR@verisk.com

Media

Alberto Canal

Corporate Communications

201-469-2618

Alberto.Canal@verisk.com

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